Exhibit 10.3

EXECUTION COPY

Agreement# MA-2018-0574

[***] CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED MASTER RESELLER AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 2021 (the “Effective Date”);

BETWEEN:

TELUS COMMUNICATIONS INC., a corporation existing under the laws of British Columbia having its registered address at: 7th Floor, 510 West Georgia Str., Vancouver V6B 0M3 (“TELUS”)

And

TELUS INTERNATIONAL (CDA) INC., a corporation existing under the laws of British Columbia, Canada, having its registered address at: 7th Floor, 510 West Georgia Str., Vancouver V6B 0M3 (the “Supplier”)

WHEREAS:

A.                                    the Parties entered into the Original Master Reseller Agreement dated January 1st, 2019;

B.                                    the Parties intend to continue to closely cooperate in order to promote and market the deliverables to be resold under this Agreement with the view to offer Customers the most competitive and responsive solutions by leveraging each Party’s knowledge and expertise in the market;

C.                                    the Parties wish to amend and restate the Original Master Reseller Agreement as of the Effective Date set forth herein;

B.                                    TELUS wish to obtain, from time to time, from Supplier certain services, products, software, and such other services and functionality as may be contemplated herein, to be provided to Customers (as defined herein) of TELUS; and

C.                                    the Parties acknowledge that TELUS has no obligation to order or otherwise purchase any services unless and until TELUS delivers a purchase order, or similar other form documentation, to the Supplier pursuant to this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Amended and Restated Master Reseller Services Agreement — TI CDA & TCI

CONFIDENTIAL

Section 1 - DEFINITIONS AND INTERPRETATION

1.1                               Definitions. In this Agreement, the following capitalized terms and expressions have the following meanings:

“Acceptance” means acceptance of the Deliverables by TELUS in accordance with the applicable Statement of Work.

“Acceptance Criteria” has the meaning set out in the applicable Statement of Work.

“Affiliate” means, with respect to any Person, any Person Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing: (i) in the case of TELUS, Affiliates of TELUS will exclude the Supplier Group; and (ii) in the case of Supplier, Affiliates of Supplier will be limited to the Supplier Group.

“Agreement” means this master agreement for the resale of support services, including all Statements of Work delivered and accepted by TELUS hereunder, and all Purchase Orders delivered and accepted hereunder, and all amendments, additions or modifications to such documents made in accordance with this Agreement.

“Applicable Laws” means all applicable federal, provincial, state, municipal and local laws, statutes, by-laws, rules, orders (including court orders), decrees, ordinances, regulations and codes in effect from time to time and made or issued by governmental, legislative, administrative or regulatory authorities or agencies.

“Benefits” has the meaning set out in Section 8.7 of this Agreement.

“Business Day” means any day except Saturday, Sunday or a designated holiday specified in Schedule “B” to this Agreement.

“Change” means a modification of or to the Deliverables or Service Levels.

“Change Order” has the meaning set forth in Section 5.7.

“Change Order Request” has the meaning set out in Section 5.7 of this Agreement.

“Claim” means any actual, threatened or alleged claim, action, suit, proceeding, or demand of any nature whatsoever.

“Contract Year” means, in the case of the first Contract Year, the period starting on the Effective Date and ending on December 31 of the same calendar year, and with respect to each subsequent Contract Year, the period from January 1 to December 31.

“Control” and its derivatives mean, with regard to any Person that is not an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

“Customer” means a third party who purchases the Deliverables, or intends to purchase the Deliverables, from TELUS, whether as a stand-alone service or as a component of a broader service provided by or on behalf of TELUS.

“Deficiency” means failure of a Service, in TELUS’ opinion, to comply with the Service Requirements.

“Deliverables” means the Services, Product and Work Products, or any items or materials to be produced, created, provided or delivered to TELUS for resale purposes under the terms of this Agreement, including, without limitation, all equipment, material, goods, licenses, rights, tangibles, intangibles, and other deliverables of any kind or nature.

“Disabling Code” means any clock, timer, counter, software lock, or other limiting or disabling code, design or routine that is intended to cause a software Deliverable to be made inoperable or otherwise rendered incapable of performing in accordance with the Service Requirements or that otherwise limits or restricts any Customer’s (or TELUS’) ability to use the software Deliverable as contemplated in this Agreement.

“Disclosing Party” has the meaning set out in Section 17.1 of this Agreement.

“Effective Date” has the meaning set out in the first line of this Agreement.

“Force Majeure” means any occurrence beyond the reasonable control of a Party which cannot be avoided through reasonable contingency planning by such Party, including acts of God, fires, floods, earthquakes, explosions, riots, war, terrorism, sabotage, pandemic, nuclear incidents, lockouts, strikes or other organized labour disruption, provided that lack of finances will in no event be deemed to be such an occurrence.

“Gross Negligence” means conduct that demonstrates a very marked departure from a reasonable standard of care.

“Infringement” means the infringement or violation of any patent, copyright, trade secret, trade name, trade-mark, or other proprietary right of any third party, or the violation of any Applicable Laws or any contracts with third parties, by the Deliverables, including the provision of the Services to Customers or TELUS End-Users and/or use thereof by TELUS or any Customer or TELUS End-User as contemplated in this Agreement.

“Initial Term” has the meaning set out in Section 3.1.

“Key Delivery Dates” has the meaning set out in a Statement of Work.

“Key Personnel” has the meaning set out in Section 14.1 of this Agreement.

“Launch Date” means the day on or after the target launch date identified in a Statement of Work, or Purchase Order, by which the Deliverables are accepted and are made available to be provided to Customer(s) in accordance with all applicable Service Requirements.

“Losses” means: (i) any and all damages, fines, penalties, losses, payments, credits paid, liabilities (including settlements, judgments and orders), costs, and expenses, including interest, court costs, professional fees and expenses (including legal fees on a solicitor and his/her own client basis); or (ii) any Claim relating to or for anything specified in (i) and all costs incurred in investigating, mitigating or pursuing any of (i) and (ii).

“MSA” means the Master Services Agreement entered into by the Parties and dated April 1, 2016, as the same may have been amended from time to time.

“Original Master Reseller Agreement” means the Master Reseller Agreement entered into by the Parties and dated effective January 1st, 2019.

“Parties” means TELUS and the Supplier.

“Party” means TELUS or the Supplier.

“Personal Information” has the meaning set out in Section 18.1 of this Agreement.

“Person” means any individual, corporation, partnership, Governmental Authority, association or unincorporated organization.

“Products” means the products or equipment identified in an SOW or Service Schedule and, if applicable, related Software.

“Purchase Order” means the document to be used by TELUS to order Deliverables from the Supplier pursuant to the applicable Statement of Work and containing a description of such Deliverables.

“Rate Card” means the rate card set out in Schedule “C” attached hereto.

“Receiving Party” has the meaning set out in Section 17.1 of this Agreement.

“Representatives” means the directors, officers, employees, contractors, subcontractors and agents of a Party (or of its Affiliates, as the context requires).

“Schedules” has the meaning set out in Section 2.1 of this Agreement.

“Services” means the services, including professional services, described in a SOW or Service Schedule and incorporated into this Agreement to be provided by Supplier to Customers together with the provision of all documentation provided by or otherwise required of the Supplier for any of such services it provides.

“Service Level” has the meaning set out in the SLA or if there is no SLA, in the applicable Statement of Work.

“Service Level Agreement” or “SLA” has the meaning set out in Section 6.1 of this Agreement.

“Service Level Credit” has the meaning set out in the SLA.

“Service Requirements” means, with respect to the Deliverables, requirements, quality standards, performance requirements and security specifications set out in the documentation provided by or otherwise required of the Supplier for any of such services it provides and the Supplier’s other published documentation (including all brochures, literature and other documentation relating to the Deliverables published by Supplier and provided by the Supplier to TELUS) together with all requirements set out in any applicable Statement of Work, and all other written requirements provided by TELUS to the Supplier.

“Service Schedule” any service schedule attached to this Agreement as part of Schedule F hereto.  For greater certainty, any reference to “services” under any attached Service Schedule shall be considered “Services” under this Agreement.

“SMC” means the Strategic Management Committee instituted pursuant to the MSA.

“Software Virus” means any virus, worm, program or subroutine that is intended to cause interference with the efficient operation of a software Deliverable, with any other software or hardware which may be used in conjunction with the software Deliverable, or with any TELUS Data.

“Statement of Work” or “SOW” means any statement of work executed by both Parties, from time to time, setting specific details of the Deliverables to be provided for or on behalf of a particular Customer by the Supplier to TELUS pursuant to this Agreement, and any amendments thereto.

“Supplier Group” means Supplier and all Persons Controlled by the Supplier.

“Supplier’s Pre-existing Technology” means all systems, computer programs and specifications, data and other materials owned by or in the possession of the Supplier prior to the execution of this Agreement and used by the Supplier in conjunction with the provision of the Deliverables under this Agreement.

“Taxes” means any and all applicable national, federal, provincial, state, municipal, local or other governmental authority taxes including all sales, use, excise, personal property, utility, goods, services, value-added, gross receipts, and services taxes, now in force or enacted in the future with respect to the supply of the Services provided by the Supplier under this Agreement, provided however, that in no event shall Taxes include taxes on net income or capital.

“TELUS Data” means any TELUS or Customer Confidential Information, Personal Information or other information provided to or accessible by the Supplier when providing the Deliverables, including the data of TELUS End-Users (including TELUS End User Data) and of third parties.

“TELUS End User(s)” means an individual end user(s) of the Deliverables who is an employee, agent or subcontractor of a Customer or of TELUS.

“TELUS End User Data” means any data related to TELUS End Users whether personally identifiable to such TELUS End User or not, regardless of type, amount or nature or information or the means by which it is obtained.

“Termination Assistance Services” has the meaning set out in Section 29.4 of this Agreement.

“Withholding Tax” means any amounts which TELUS is required, under Applicable Laws, to withhold from payments made under this Agreement, and to remit to the appropriate national, federal, provincial, state, municipal, local or other governmental authority, as applicable.

“Work Product” means the documentation, reports, software (including the ideas and concepts contained therein and physical embodiments including “object code”, “source code” and related user documentation), brochures, manuals, concepts, designs, methods, processes, formulae, data, specialized know-how, improvements, innovations, trade secrets and specialized techniques, developed, prepared or produced by the Supplier or its Representatives, in connection with the provision of the Deliverables under this Agreement.

1.2                               Amendment and Restatement. This Agreement amends and restates, in its entirety, and replaces the Original Master Reseller Agreement as of the Effective Date stated herein. This Agreement is not intended to, and does not, novate the Original Master Reseller Agreement and the Parties reaffirm that all rights or obligations under the Original Master Reseller Agreement (including any Statement of Work, Purchase Order or Service Schedule thereunder) remain in full force and effect and continue under this Agreement, unless otherwise amended herein. The Parties acknowledge and agree that the execution and delivery of this Agreement does not constitute a default under the provisions of the Original Master Reseller Agreement.

Section 2 - SCHEDULES

2.1                               This Agreement includes the following schedules (collectively, the “Schedules”):

SCHEDULE “A”  —  STATEMENT OF WORK

SCHEDULE “B”  —  HOLIDAY SCHEDULE

SCHEDULE “C”  —  RATE CARD

SCHEDULE “D”  —  TAX INFORMATION SCHEDULE

SCHEDULE “E”  —  OMITTED INTENTIOANLLY

SCHEDULE “F”  —  SERVICE SCHEDULES

Section 3 - TERM

3.1                               This Agreement is effective as of the Effective Date and, unless terminated earlier as provided in this Agreement, will continue until December 31, 2025 (the “Initial Term”). Thereafter, this Agreement will automatically be extended for consecutive one (1) year terms, unless otherwise terminated as provided in this Agreement, or unless either Party gives notice to the other Party of its intention to terminate the Agreement on an annual anniversary of the Effective Date, which notice must be given at least ninety (90) calendar days prior to such anniversary of the Effective Date.

Section 4 - OMITTED INTENTIONALLY

Section 5 - PROVISION OF SERVICES

5.1                               Appointment: TELUS is hereby appointed as a reseller of the Supplier and is granted a personal, nontransferable, nonexclusive right to: (a) resell the Deliverables to Customers for the Customer’s internal use (and not for resale), unless otherwise authorized by the Supplier in this Agreement or otherwise, in accordance with the applicable terms and conditions set out in the applicable Statement of Work; or (b) package any of the Deliverables into a solution in which TELUS resells, or otherwise provides, such Deliverables with its own or third party products, technologies and services.

5.2                               No Volume Purchase Applicable: The Parties hereby agree that Deliverables purchased by TELUS (or any of its Affiliates) from the Supplier pursuant to this Agreement shall not qualify or accrued for the purpose of any discount structure or minimum volume commitment set out under the MSA between the Parties and dated April 1st, 2016, as amended.

5.3                               Purchase Orders:

(a)                                 The Supplier will provide the Deliverables as further set forth in a Statement of Work, all in accordance with the terms and conditions set forth in this Agreement including without limitation, in accordance with the Service Requirements; any applicable implementation plan (as may be agreed in writing by the Parties in a Statement of Work); any applicable Purchase Order, and each Statement of Work agreed upon by the Parties. The Supplier shall make reasonable efforts to acknowledge receipt of Purchase Order issued by TELUS within three (3) Business Day after its receipt of such Purchase Order by the Supplier and engage with TELUS, promptly thereafter, in order to confirm acceptance of the Purchase Order, or otherwise identify any further information required by Supplier in order to confirm acceptance of same.

(b)                                 Unless otherwise specified in a Service Schedule, for each new Customer, TELUS and Supplier shall agree on a new Statement of Work. Except as contemplated below, further ordering of Deliverables for the said new Customer may be implemented through the use of mutually agreed to Purchase Orders. After such delivery, either Party may identify the need for customization or integration in order to meet any special requirements for such Customer, including as may be required to facilitate processes or interactions/workflows specific to such Customer. Where customization or integration is required, Supplier and TELUS shall jointly promptly prepare a draft Statement of Work specifying in reasonable detail:

(i)                                     all required changes to the Deliverables that are outside of its then current functionality, including the exact change specifications;

(ii)                                  all applicable timelines for completion and launch of the Deliverables (including any impact on any other Work Product, Services or work to be provided or performed under this Agreement);

(iii)                               all fees and costs payable; a planning budget for the planning and implementation of the work; and

(iv)                              all additional requirements of, and work required by, the Supplier.

in each case, in order for the Supplier to fulfil such special requirements for the Customer.  Each such Statement of Work and changes thereto shall require sign-off from TELUS and the Supplier before any development work begins.

(c)                                  The Supplier will advise TELUS of its progress on a consistent periodic basis, in the form, manner and frequency set out in a Statement of Work or as otherwise specified by TELUS and agreed to by Supplier.  TELUS will be entitled to conduct testing of all Deliverables against the applicable Acceptance Criteria as contemplated in a Statement of Work.

(d)                                 Unless as otherwise set out in a Statement of Work, any forecasts provided to the Supplier by TELUS with respect to quantities, required launch dates, or otherwise, in connection with the Deliverables are non-binding estimates and are for general information purposes only and the Supplier will not assert any claim against TELUS or its Representatives in connection with such forecasts, including any claim for loss of revenue resulting from a deviation of such forecasts.

(e)                                  Any standard terms and conditions pre-printed on or referenced in any Supplier form of quote, purchase order (including TELUS Purchase Orders) or change order will be superseded and replaced by the terms and conditions of this Agreement.

5.4                               Means of Providing the Deliverables: Unless otherwise specified in a Statement of Work, the Supplier will possess or will readily procure all equipment, software and materials necessary to provide the Deliverables and the Supplier is responsible for all costs related to the use of such equipment, software and materials, including repairs, insurance, transport, rental costs and operating costs.

5.5                               License to Subcontractors:  If the Deliverables require that the Supplier or its Representatives access or use software licensed by TELUS or Customers from a third party, the Supplier and its Representatives will only access or use such software in accordance with the terms upon which TELUS and Customers are licensed as made known by TELUS to the Supplier and its Representatives, and the Supplier and its subcontractors will not make any unauthorized copies of such software, or reverse engineer, disassemble, decompile, disclose or attempt to derive the human readable source code of any of such software that is only available in the form of machine executable code.

5.6                               Non Derogation:  This Agreement is non-exclusive and does not in any way limit either Party’s rights to contract with any other party for the provision of deliverables similar or identical to the Deliverables.  This Agreement will not be construed to require TELUS to purchase any Deliverables or any specific amount of Deliverables from the Supplier.

5.7                               Change Order Process:

(a)                                 TELUS may request a change to the Deliverables (a “Change”) at any time by delivering a written request (the “Change Order Request”) to Supplier specifying the proposed Change and the purpose or objective sought by the proposed Change. Subject the complexity of the Change Order Request, the Supplier shall, within ten (10) Business Days, respond to TELUS in writing (each a “Change Order Response”) to each Change Order Request and will, if applicable: (i) describe any changes in Services, Service Levels, SLA, assignment of personnel and other resources that Supplier believes (acting reasonably and in good faith) would be required; (ii) specify how the proposed Change would be implemented; (iii) describe the effect, if any, such Change would have on the Deliverables or Service Levels; (iv) estimate the price adjustment, if any, that would result from the implementation of such Change; and (v) contain such other information as may be relevant to the proposed Change. Any price adjustment will be as agreed between the Parties in writing. Both Parties must provide a written approval of all Change Order Requests to authorize implementation (“Change Order”).  Supplier will promptly use commercially reasonable efforts to give effect to a request for a Change.

(b)                                 TELUS will respond within ten (10) Business Days of receiving the Change Order Response indicating acceptance by signing the Change Order Response, or by written communication indicating either: (i) rejection of the proposal, (ii) proposing alternatives for the unacceptable items, or (iii) specifying a date by which TELUS will accept, reject or propose alternatives to the Change Order Response. If TELUS fails to respond within such period, the Change Order Response shall be deemed to have been rejected by TELUS.

(c)                                  If TELUS has proposed alternatives in its response pursuant to Section 5.7(b) above, Supplier shall submit an updated Change Order Response to TELUS within ten (10) Business Days of its receipt of such TELUS response.

(d)                                 For each Change Order, Supplier shall promptly use all commercially reasonable efforts to complete the Change Order having regard to the relative importance attributed to such Change Order by TELUS. TELUS shall have the right to reprioritize Change Orders by written notice to Supplier and Supplier, upon receipt of such notice, shall use commercially reasonable efforts to promptly reallocate its resources and efforts in accordance with such reprioritization.

(e)                                  TELUS may deliver Change Order Forms to the Supplier by mail, by fax or other electronic transmission.

5.8                               Form of Document:  Unless otherwise agreed by the Parties, each Statement of Work will be prepared based on the format set out in Schedule “A” to this Agreement. Upon execution by both Parties, each Statement of Work will be incorporated into and made subject to the terms and conditions of this Agreement.

5.9                               Provision of Deliverables:  The Supplier will have, at its own risk, the authority to exercise exclusive control over the provision of the Deliverables and the supervision associated with the delivery of the Deliverables in accordance with its own means and methods.  TELUS will be entitled only to direct the Supplier with respect to the elements of the Deliverables to be performed by the Supplier as to where and when such Deliverables will be provided, and to review and assess the performance of such Deliverables by the Supplier for the limited purposes of ensuring that such

Deliverables have been performed in accordance with the requirements of this Agreement and confirming that such results are satisfactory to TELUS.

5.10                        Disaster Recovery:  Unless otherwise stated in an SOW, the Supplier will, at no cost to TELUS, fulfill the disaster recovery obligations set out in the applicable Statement of Work, in the event of a disaster as described in such Statement of Work.

Section 6 - SERVICE LEVEL AGREEMENT

6.1                               Supplier shall provide the Deliverables so as to meet or exceed the Service Levels set forth in the applicable Statement of Work (the “Service Level Agreement” or “SLA”). If more than one Service Level applies to any particular obligation of Supplier, Supplier shall perform in accordance with the more stringent of the applicable Service Levels. Supplier shall be responsible for meeting or exceeding applicable Service Levels even where doing so is dependent on the provision of Services by subcontractors.

6.2                               Supplier acknowledges that TELUS is paying Supplier to deliver certain of the Deliverables at specified Service Levels.  If Supplier fails to meet such Service Levels (as they may be adjusted from time to time in accordance with this Agreement), then Supplier hereby agrees that it shall pay or credit to TELUS the Service Level Credits specified in the SLA in recognition of the diminished value of the Deliverables resulting from Supplier’s failure to meet the agreed upon level of performance, and not as a penalty.  Unless otherwise stated in a Statement of Work, Supplier agrees that the Service Level Credits may be only partial compensation for the damage that may be suffered by TELUS as a result of a service level failure, as contemplated in the SLA, and that payment of any Service Level Credit is without prejudice to any entitlement TELUS may have to damages or other remedies under this Agreement, at law or in equity.  Service Level Credits will not be deducted from damages to which TELUS is entitled under this Agreement, nor will Service Level Credits be included in calculating any limitation of liability amounts under this Agreement.  However, any Service Level Credits paid to TELUS in respect of a claim will be deducted from a claim made by TELUS for repayment of fees paid in respect of such claim.  Where there are no fees payable against which to credit the Service Level Credit, TELUS may invoice the Supplier for the Service Level Credits and the Supplier will pay such invoiced amounts within forty-five (45) calendar days of receipt of such invoice.

6.3                               Supplier will report to TELUS regarding Supplier’s performance against the Service Levels using the measurement and reporting tools and reporting processes provided for in a Statement of Work and otherwise in this Agreement.  TELUS or its designee will have the right to audit all such measurement and reporting tools and reporting procedures in accordance with Section 31.3 hereof.

6.4                               Supplier agrees and acknowledges that certain Customers may request, or TELUS may offer, custom Service Levels for such specific Customers and that the Parties will negotiate in good faith to provide such custom Service Levels, including with respect to the costs associated therewith and the commencement thereof, to such specific Customer.  Such custom Service Levels will be specified in a Statement of Work.

Section 7 - PROVISION OF SERVICES TO A TELUS AFFILIATE

7.1                               A TELUS Affiliate may at any time request that the Supplier provide Deliverables to such Affiliate pursuant to the terms of this Agreement. In such event, upon execution of a Statement of Work by such TELUS Affiliate, a new and separate agreement will come into effect solely between such Affiliate and the Supplier. Such new and separate agreement will have the same terms and conditions as this Agreement, but will apply only to such Statement of Work entered into between such Affiliate and the Supplier. For clarification, such new agreement will apply to the TELUS Affiliate as if it were “TELUS” hereunder.  In no event will TELUS be responsible for the acts or omissions or any obligation of such Affiliate, nor will such Affiliate be responsible for the acts or omissions or any obligations of TELUS hereunder.  Default by one TELUS Affiliate will not affect the rights of TELUS or any other TELUS Affiliate that purchases Services under this Agreement and default by TELUS will not affect the rights of any TELUS Affiliate that purchase Services under this Agreement.  Notwithstanding the foregoing, the Supplier acknowledges and agrees that the volumes purchased by TELUS and its Affiliates under this Agreement and each such new agreement between Supplier and any TELUS Affiliate will be aggregated for the purpose of any discount structure that is set out in this Agreement.

Section 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1                               [***]

8.2                               [***]

8.3                               [***]

8.4                               [***]

8.5                               The Supplier represents and warrants that it has the requisite power and authority and all necessary rights and authorizations to execute, deliver and perform its obligations under this Agreement and grant to TELUS the rights, licenses and benefits set out in this Agreement, and that the execution, delivery and performance of this Agreement is not limited or restricted by and does not violate any Applicable Law or contract or the rights of any third party.

8.6                               The Supplier and its Representatives will comply with all Applicable Laws in performing its obligations under this Agreement, including identifying and procuring permits, licenses, registrations, certifications, approvals and inspections required under such laws.  If a Claim of non-compliance by the Supplier with any Applicable Laws in connection with its performance of this Agreement occurs, the Supplier will notify TELUS of such Claim within [***] of having confirmed such non-compliance.

8.7                               The Supplier represents and warrants that it, its Affiliates and their respective Representatives have not given and will not give any gifts, gratuities, rewards, favours or benefits (collectively, the “Benefits”), whether in cash or in kind, in connection with this Agreement to any Representatives of TELUS or its Affiliates involved in selection, negotiation, purchasing or contract management roles, unless the Supplier has obtained the prior written permission of the supervisor of the Representative that is to receive the Benefit. The Supplier acknowledges that the giving of any such Benefits without such permission is in violation of TELUS’ ethics policy.

8.8                               The Supplier represents and warrants that the Tax information set out in Schedule”D” to this Agreement is true and correct as of the Effective Date.  The Supplier covenants to provide TELUS with updated Tax information as and when required to be compliant under Applicable Laws.

8.9

(a)                                 The Supplier will, and will cause its Affiliates, Representatives and suppliers engaged in fulfilment of the Supplier’s obligations under this Agreement to, perform its obligations under this Agreement at all times in compliance with the TELUS Supplier Code of Conduct available at the following URL:  www.telus.com/suppliercodeofconduct (the “Code”).

(b)                                 [***]

(c)                                  [***]

Section 9 - DISCLAIMER

9.1                               EXCEPT FOR THE WARRANTIES EXPRESSLY STATED AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DELIVERABLES ARE PROVIDED “AS IS”. THE SUPPLIER AND ITS SUPPLIERS MAKE NO OTHER WARRANTIES AND EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. THE SUPPLIER DOES NOT WARRANT THAT (A) THE DELIVERABLES WILL MEET TELUS REQUIREMENTS, (B) USE THEREOF SHALL BE UNINTERRUPTED OR ERROR-FREE, OR (C) THE DELIVERABLES WILL PROTECT AGAINST ALL POSSIBLE THREATS WHETHER KNOWN OR UNKNOWN.

Section 10 - WORKAROUND PLANS

10.1                        Without derogating from the obligations of the Supplier in Section 6 -or in the SLA, in the event TELUS determines that a Deliverable fails to materially conform to the Service Requirements, TELUS may notify the Supplier in writing that a condition requiring a workaround exists.  Upon receipt of such a notice, the Supplier will, as soon as possible and in any event within five (5) Business Days of such receipt, present to TELUS, a workaround plan to address the non-conformity, for TELUS’ approval, which will not be unreasonably withheld. Following approval by TELUS of such workaround plan, the Supplier will immediately implement the plan and shall take all commercially reasonable measures to prevent recurrence of the failure or non-conformity. Preparation and implementation of the workaround plan will be at the Supplier’s sole cost and expense. During the period that such workaround plan is in effect, the Supplier will use its best efforts to find and implement a permanent solution for the failure to conform to the Service Requirements.

10.2                        Nothing in this Section 10 - will be construed to relieve the Supplier from its other obligations or limit TELUS’ other rights or remedies, under this Agreement.

Section 11 - INVOICING, PRICES, CURRENCY ADJUSTMENT AND PAYMENT

11.1                        Within fifteen (15) Business Days after the end of each month, or at such other time as may be agreed in the applicable SOW, Supplier shall deliver an invoice to TELUS, in accordance with the requirements provided by TELUS, for the Deliverables covered in an SOW and delivered by Supplier in the immediately preceding month. TELUS shall, subject to Section 11.6, pay the amount due within forty five (45) days following receipt of the invoice, by electronic funds transfer or any other means mutually acceptable to the Parties.

11.2                        The Supplier will submit an invoice to TELUS referencing the appropriate Statement of Work and, if applicable, the Purchase Order number or Change Order number, after the end of each calendar month for Deliverables provided in the immediately preceding month, or at such other times as may be specified in the applicable Statement of Work.  Notwithstanding the foregoing, where Statement of Work provides for the payment of fees and expenses on the Acceptance of a Deliverable or interim milestone only, the Supplier will only be entitled to issue the invoice to TELUS following Acceptance by TELUS of such Service, Deliverable or interim milestone.  In no event will TELUS make payment on any invoice that is an estimate of fees and expenses owing to Supplier.

11.3                        The Rate Card will specify the all rates in Canadian Dollars (“CAD”) and United States dollars (“USD”).The CAD rate will be used for all Customers whose primary location is in Canada. For Deliverables provided on a “time and material” basis such Deliverables will not exceed the rates set forth in the Rate Card but for certainty the Parties may agree to lower rates which will be specified in the Statement of Work. The Supplier will invoice TELUS and TELUS will pay such invoice in CAD for any Deliverables provided to customers whose primary location is in Canada and in USD for any Deliverables provided to customers whose primary location is outside of

Canada. Unless otherwise permitted in Schedule “C”, the Supplier shall not increase the prices in the Rate Card for the Deliverables during the Initial Term of this Agreement.

11.4                        The Supplier will provide TELUS with back up documentation in support of each invoice, in accordance with generally accepted accounting principles, as may be reasonably requested by TELUS.

11.5                        If the Parties agree to use electronic data interchange, evaluated receipt settlement or electronic funds transfer processes for payment of invoices, the Supplier will submit such documentation to TELUS and comply with such procedures, as specified by TELUS. Failure by the Supplier to submit such documentation or comply with such procedures may affect payment by TELUS and TELUS will not be responsible for any late payments resulting from such failure.

11.6                        In the event of a good faith dispute between TELUS and the Supplier with regard to an invoice, the undisputed portion will be paid by TELUS when due.  TELUS may withhold payment of the portion of the invoice that TELUS disputes subject to the following:

(a)                                 TELUS will notify the Supplier in writing and provide a description of the particular fees or charges in dispute and an explanation of the reason why TELUS disputes such fees or charges;

(b)                                 each Party will continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations expire or are terminated in accordance with this Agreement by the termination of this Agreement or by the termination or expiration of an applicable Statement of Work; and

(c)                                  neither the failure to dispute any fees or charges prior to payment nor the failure to withhold any such amounts will be construed as a waiver of any right TELUS may otherwise have to dispute any fees or charges or recover any amounts previously paid.

11.7                        Neither payment by TELUS of any amounts to the Supplier under this Agreement, nor partial or complete use of the Deliverables will be deemed to be an Acceptance by TELUS of the Deliverables or a waiver of any of the rights TELUS may have against the Supplier under this Agreement.

11.8                        Except for the fees or other charges expressly provided for in this Agreement, and except as otherwise set forth in any Statement of Work, TELUS shall not be responsible for any fees, charges, or expenses incurred by Supplier in connection with this Agreement, a Statement of Work and the Services.

Section 12 - TRANSFER PRICING RULES

12.1                        The Parties agree that it is their intention to comply with all relevant transfer pricing or similar legislation, rules and guidelines set out by each of the various governments or governmental entities who have jurisdiction over any of the Parties, or this Agreement itself (the “Transfer Pricing Rules”). Each Party also agrees that it is their intention that all of the terms of this Agreement and any Statement of Work entered into pursuant to this Agreement are intended to reflect those that would be agreed to by Parties acting with each other on an arm’s length basis as determined by any relevant governmental or Organization for Economic Co-operation and Development guidelines (“Arm’s Length Terms”).

12.2                        In setting the terms of this Agreement, including those related to applicable fees, the Parties have attempted to take into account the various functions performed by each Party, as well as the costs incurred and risks undertaken by each Party. Taking these and any other relevant factors into account, the Parties are of the view that the terms of this Agreement reflect Arm’s Length Terms.

12.3                        If it is subsequently determined that any of the terms of this Agreement do not reflect Arm’s Length Terms, the Parties agree to amend any of the terms of this Agreement to make them consistent with Arm’s Length Terms, with any such amendments either having retrospective effect or being reflected in a compensating adjustment to be made prior to the end of the relevant calendar year or as soon thereafter as possible, as agreed to by the Parties.

12.4                        If it is subsequently determined that the Parties have not complied with the Transfer Pricing Rules, the Parties agree to take all necessary steps to comply with the said Transfer Pricing Rules in as timely a manner as possible.

12.5                        In the event the Parties cannot agree on how to amend the terms of this Agreement or comply with the Transfer Pricing Rules as described above, the matter must be submitted to a committee comprised of two (2) individuals, each being an executive leadership team member responsible for the Parties, who will resolve the matter.  The decision of the committee will be final and binding on the Parties.

12.6                        Price quotes from the Supplier for TELUS’ Customers shall be valid for a minimum of sixty (60) Business Days.  During such sixty (60) Business Day validity period, the Supplier shall pass through any price decreases to TELUS.

Section 13 - TAXES

13.1                        This Section 13 -sets out the allocation of responsibility between the Parties for Taxes arising out of or in relation to the performance of this Agreement.  Except as otherwise expressly provided in this Section, each Party remains solely responsible for taxes imposed or assessed on, or payable by, such Party and its Affiliates (or their activities), including taxes assessed on such Party’s and its Affiliates’ net income or gross receipts, employer-related taxes with respect to such Party’s and its Affiliates’ personnel, and taxes on such Party’s and its Affiliates’ property.

13.2                        Unless TELUS provides the Supplier with a valid tax exemption certificate or other information as may be required under Applicable Laws with respect to any applicable Taxes, TELUS will pay the Supplier for such Taxes in respect of the Deliverables after being invoiced by the Supplier.  The Supplier will remain responsible for all taxes that are applicable to any property or services acquired for use or consumption by the Supplier (or its Affiliates or subcontractors) in relation to the provision of the Deliverables. For greater certainty, the preceding sentence includes any applicable taxes arising from the Supplier’s subcontracting of any Services.  For the avoidance of doubt, the Supplier’s fees and expenses as set forth in this Agreement are exclusive of applicable Taxes payable by TELUS.

13.3                        The Supplier’s invoices will identify any Taxes applicable to the Deliverables with respect to all charges and out-of-pocket expenses or other fees invoiced to which the Taxes apply. The Supplier’s invoices will include a detailed itemization of taxable and nontaxable charges and out-of-pocket expenses and a separate itemized list of Taxes billed (by tax jurisdiction in which Deliverables related to each Tax were provided), including a full description of each charge and out-of-pocket expenses, the amount against which the Tax is applied, the Tax rate and the amount of each Tax and total Taxes payable for the invoice period.  The Supplier will specify valid tax registration numbers and any other information required under Applicable Laws on its invoices and related documentation to substantiate its obligation to charge and collect such Taxes.

13.4                        If any Services are provided by the Supplier while it is a non-resident of Canada, the Supplier will specify on each invoice the portion of the charges covered by such invoice, if any, for Services delivered (i) inside of Canada, for the purposes of Canadian income tax legislation and applicable treaties, and (ii) inside of Quebec, for the purposes of the Income Tax Act (Quebec).

13.5                        Notwithstanding any other provision of this Agreement, when applicable, TELUS will withhold Withholding Taxes from the amounts payable by TELUS hereunder for the Deliverables, and from any other payments, and will remit such Withholding Taxes to the appropriate taxing authority, for the benefit of the Supplier.  When such amounts are remitted to a taxing authority, they will be deemed to be in satisfaction of the same amount due to the Supplier under this Agreement and TELUS will have no further responsibility for any amount so remitted except to provide the Supplier with such forms, certificates, reports or other documents as are required under Applicable Laws. If it is subsequently determined that any portion of any amount paid by TELUS to the Supplier is subject to Withholding Taxes, TELUS will remit such Withholding Taxes and any applicable interest, late payment charges or penalties to the appropriate taxing authority and the Supplier will promptly reimburse TELUS for (i) the amount of such Withholding Taxes and (ii) any such interest, late payment charges or penalties.  If such interest, late payment charges or penalties are due solely to the acts or omissions of TELUS and not due to any acts or omissions of the Supplier, then Supplier shall reimburse TELUS only for the amount of the Withholding Taxes.

13.6                        Each Party agrees to fully co-operate with the other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible.  Each Party will provide and make available to the other upon request any direct pay permits, resale certificates, multiple points of use certificates, treaty certification, information regarding out-of-state (or out-of-country) sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party.

Section 14 - SUPPLIER’S KEY PERSONNEL

14.1                        If any individuals are listed as key personnel in a Statement of Work, the services of such individuals (“Key Personnel”) are deemed essential to the satisfactory performance by the Supplier of the Deliverables.

14.2                        TELUS will have the right to recommend and approve the initial assignment, as well as any proposed reassignment or replacement, of any Key Personnel.  Before assigning an individual to any Key Personnel position, Supplier will notify TELUS of the proposed assignment, will introduce the individual to the appropriate TELUS representatives, and will provide TELUS with a resume and any other information about the individual reasonably requested by TELUS.  TELUS reserves the right to interview the individual before granting approval.

14.3                        The Supplier will not remove any Key Personnel from their assigned roles without the prior written consent of TELUS, except where such Key Personnel must be replaced for reasons beyond the reasonable control of Supplier, such as illness, disability, resignation or termination of the Key Personnel’s employment for cause. TELUS reserves the right to require the immediate removal from provision of the Deliverables of any Supplier Representatives or Key Personnel who are found, in the judgment of TELUS, to be unacceptable.

14.4                        Replacement personnel for any removed Key Personnel will have experience and qualifications that are equal or superior to those of the removed personnel and will be available within ten (10) Business Days of such removal. Even if replacement personnel are provided, Supplier will still be responsible to meet its completion dates as set forth in the Statement of Work.

Section 15 - INDEPENDENT CONTRACTOR

15.1                        The Supplier will be an independent contractor in the performance of the Deliverables under this Agreement. The Supplier and any Representatives of the Supplier will not be deemed to be employees of TELUS at any time and no employee benefits available to employees of TELUS will accrue to the Supplier or to any of its Representatives.  Accordingly, the Supplier will pay and accept full and exclusive liability for the assessments and contributions required by, but not limited to, the Employment Insurance Act (Canada), Canada Pension Plan, Income Tax Act (Canada), and the applicable provincial workers’ compensation legislation.  The Supplier, as an independent contractor, and its Representatives, will not receive nor be entitled to receive from TELUS any vacation pay, overtime pay or severance pay in connection with the performance of the Deliverables.

15.2                        The Supplier will, at its own expense, defend, indemnify and hold harmless TELUS, its Affiliates and their respective Representatives against and from all third party Claims (including Claims by the Canada Customs and Revenue Agency) alleging that a Representative of the Supplier is an employee of TELUS, and all liabilities, losses, costs, damages, penalties and expenses (including all legal fees and expenses and court costs on a solicitor and his/her own client basis) which TELUS, its Affiliates or their respective Representatives may incur or suffer as a result of any such Claims or as a result of enforcing the indemnification provisions set out in this Section 15.2. The Supplier will be bound by and will pay the amount of any settlement, compromise, determination or judgment reached (regardless of whether or not there is an appeal pending) while the Supplier was conducting the defense of such Claims. TELUS will notify the Supplier in writing within a reasonable time after TELUS first receives written notice of any such Claims.

Section 16 - SUBCONTRACTING

16.1                        Notwithstanding any other provision of this Agreement, and except with respect to Affiliates, the Supplier will not subcontract this Agreement, or any part of this Agreement, nor any of its obligations under this Agreement without the prior written consent of TELUS.  If the Supplier utilizes the services of subcontractors the Supplier will be wholly responsible for the acts and omissions of its subcontractors.  TELUS may at any time during the term of this Agreement inspect the services of any subcontractors (other than Affiliates) involved in the performance of this Agreement, and may, without incurring any liability, immediately require that the Supplier terminate the activities of any such subcontractors for reasons of unsatisfactory progress, negligence, or failure to comply with the requirements of this Agreement.  The Supplier will not be relieved of any schedule commitments or any other terms of this Agreement should the subcontract be terminated for any of the reasons specified above.

Section 17 - CONFIDENTIAL INFORMATION

17.1                        In this Agreement, the term “Confidential Information” means any and all data or information including specifications, documents, correspondence, research, software, trade secrets, discoveries, ideas, know-how, designs, drawings, product information, technical information and all information concerning the operations, affairs and businesses of a Party or a Customer or TELUS End User, the financial affairs of a Party and the relations of a Party with its customers, employees and service providers (including customer lists, customer information, account information, consumer markets, sales figures and marketing plans), and any such information of customers, Affiliates or Representatives of a Party, which is disclosed by such Party (the “Disclosing Party”), whether directly in oral or material form to the other Party (the “Receiving Party”), or indirectly, by permitting the Receiving Party to observe the conduct of the Disclosing Party’s various operations or processes. Confidential Information also includes any data or information described above which the Disclosing Party has obtained from a third party and which the Disclosing Party treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Disclosing Party. The existence and terms of this Agreement will also be considered Confidential Information.

17.2                        Confidential Information does not include data or information that:

(a)                                 is within the public domain at the date of disclosure by the Disclosing Party or which thereafter enters the public domain through no fault of the Receiving Party or its Representatives or Affiliates (but only after it becomes part of the public domain);

(b)                                 is already known to the Receiving Party at the time of its disclosure by the Disclosing Party, and is not subject to confidentiality restrictions;

(c)                                  following its disclosure to the Receiving Party, is received by the Receiving Party without obligation of confidence from a third party who the Receiving Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence; or

(d)                                 is independently developed by the Receiving Party without reference to or knowledge of the Disclosing Party’s Confidential Information.

17.3                        The Receiving Party:

(a)                                 will not, directly or indirectly, deal with, use, exploit or disclose such Confidential Information or any part thereof to any person or entity or for any purpose whatsoever (including in any manner that would benefit any competitor of the Disclosing Party) except as expressly permitted hereunder or unless and until expressly authorized in writing to do so by the Disclosing Party;

(b)                                 will use and reproduce the Confidential Information of the Disclosing Party only to the extent necessary to fulfill the Receiving Party’s obligations or exercise its rights under this Agreement;

(c)                                  will disclose the Confidential Information of the Disclosing Party only to its Representatives and professional advisors, and those of its Affiliates, who have a need to know such Confidential Information for the purposes of fulfilling the Receiving Party’s obligations or exercising its rights under this Agreement, and who have assumed obligations of confidentiality equal to or greater than the obligations of the Receiving Party under this Section with respect to the Confidential Information;

(d)                                 will use reasonable efforts to treat, and to cause all its Representatives and those of its Affiliates to treat, all Confidential Information of the Disclosing Party as strictly confidential, provided that in no event will such efforts be less than the degree of care that the Receiving Party exercises in protecting its own valuable confidential information; and

(e)                                  upon the request of the Disclosing Party or, in any event, upon termination of this Agreement, return and confirm in writing the return of all originals, copies and summaries of Confidential Information or, at the option of the Disclosing Party, destroy and confirm in writing the destruction of the Confidential Information.

17.4                        The Receiving Party will be entitled to disclose Confidential Information if such disclosure is required by a court, administrative body, or regulatory body (including a stock exchange) of competent jurisdiction, whether as a result of any application made by the Receiving Party or an investigation initiated by the regulatory body, or otherwise, provided that the Receiving Party will:

(a)                                 give prompt written notice of any such requirement for disclosure to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy;

(b)                                 take such steps as are reasonably necessary and available to maintain the confidentiality of the Confidential Information by such court, administrative or regulatory body; and

(c)                                  in any event, make such disclosure only to the extent so required.

17.5                        Supplier acknowledges and agrees that all information and processes provided to Supplier by TELUS or TELUS End Users to customize the Deliverables or as part of the Service Requirements, remains proprietary and Confidential Information of TELUS or Customer, as the case may be, provided, however, that, subject to any restrictions or obligations imposed on Supplier under this Agreement including with respect to Confidential Information and Personal Information, Supplier will not be restricted from using such information and processes, including by disclosing such information and processes to: (i) its Representatives, or (ii) its third party subcontractors permitted under this Agreement on a “need to know” basis for the provision of the Deliverables, which such permitted third party subcontractors may also use such information and processes, to customize the Deliverables or for the provision of the Deliverables to a third party or (iii) third parties that the Supplier engages solely for development, use, sale or marketing of the Deliverables provided that in no event will Supplier be permitted to use Personal Information or TELUS Data for such purposes without the express written consent of TELUS. In the event that Supplier discloses such information or processes to its any Representatives or permitted third party subcontractors then Supplier will ensure that such Representative or third party subcontractor has assumed of obligations of confidentiality with respect to such information or processes equal to or greater than the obligations with respect to Confidential Information contained herein.

Section 18 - PROTECTION OF PERSONAL INFORMATION

18.1                        For the purposes of this Agreement, “Personal Information” means information that:

(a)                                 is about an identifiable individual, including information that either TELUS or the Supplier can associate with, or relate back to, an identifiable individual; and

(b)                                 is disclosed or transferred by TELUS to the Supplier pursuant to this Agreement or is otherwise collected or compiled by the Supplier in the performance of its obligations under this Agreement.

18.2                        The Supplier agrees that:

(a)                                 in providing the Services, it shall comply with all privacy legislation applicable to TELUS or Supplier in the course of Supplier’s collection, use, modification, retrieval, disclosure, storage, anonymization, deletion, and management of Personal Information;

(b)                                 as between the Supplier and TELUS, all Personal Information is, and shall remain, the exclusive property of TELUS;

(c)                                  it shall use or reproduce Personal Information only to the extent necessary to fulfill its obligations under this Agreement and shall not use or reproduce Personal Information in any other manner without the express prior written consent of TELUS, and without restricting the generality of the foregoing, Supplier shall not make [***] of any Personal Information, even if such Personal Information has been [***];

(d)                                 it shall treat all Personal Information as confidential and it shall limit access to Personal Information to those of its employees who have a need to be familiar with it;

(e)                                  it shall advise its employees and authorized subcontractors receiving Personal Information of the obligations of the Supplier respecting confidentiality that are contained in this Section 18.2 and in Section 17 - (Confidential Information);

(f)                                   except as may be otherwise expressly provided in this Agreement, it shall not disclose or transfer Personal Information to any third party, including any agent or sub-contractor of the Supplier, unless:

(i)                                     TELUS has consented in writing to such disclosure or transfer; and

(ii)                                  the Supplier has obtained the written agreement of the third party to comply with all of the terms of this Section 18 - with respect to Personal Information disclosed or transferred to it or otherwise collected or compiled by it;

(g)                                  in any event, the Supplier shall remain fully responsible and liable for the use and disclosure of any Personal Information that the Supplier transfers or discloses to any third party;

(h)                                 it shall establish, implement and maintain privacy policies and practices to protect Personal Information from unauthorized access, use or disclosure;

(i)                                     it shall permit representatives of TELUS to review the privacy policies and practices of the Supplier, including the training of relevant personnel, as those policies and practices relate to Personal Information and to direct the Supplier to make any changes that TELUS, acting reasonably, considers necessary in order to protect Personal Information from unauthorized access, use or disclosure;

(j)                                    it shall establish, implement and maintain [***] to protect the security and confidentiality of Personal Information, including [***];

(k)                                 it shall permit representatives of TELUS to review the Supplier’s [***] and its [***] for the [***] of Personal Information and to direct the Supplier to implement such [***] as TELUS, acting reasonably, considers necessary in order to protect the security and confidentiality of the Personal Information;

(l)                                     unless otherwise specified in a Statement of Work, it shall not transfer any Personal Information outside Canada, either physically or electronically;

(m)                             it shall immediately forward to TELUS any request by any individual for access to, or the amendment of, any Personal Information and it shall cooperate with TELUS, as it may reasonably require, in responding to such request;

(n)                                 it shall amend any Personal Information upon request by TELUS;

(o)                                 unless expressly prohibited by law, it shall immediately notify TELUS of any inquiries, complaints, or notices of investigation or non-compliance received from any Canadian or foreign governmental or regulatory authority or agency related to the collection, use or disclosure of Personal Information, and it shall cooperate fully with TELUS in responding to any such inquiries, complaints or notices;

(p)                                 if the Supplier is required or becomes compelled by a law or a judicial, regulatory or administrative order to disclose any Personal Information, it shall, unless expressly prohibited by law, promptly (and in any event before complying with any such requirement) notify TELUS in writing and cooperate with TELUS in taking legally available steps to resist or limit the disclosure and to maintain confidentiality by the court or regulatory or administrative body;

(q)                                 if it becomes aware of, or has reason to suspect, a breach of any of its obligations in this Section, including any security breach related to Personal Information or any loss of, unauthorized access to, or unauthorized use or disclosure of, any Personal Information, it shall immediately (i) notify TELUS and TELUS’ Privacy Officer in writing, (ii) take all reasonable measures to rectify and prevent any further breaches, (iii) cooperate with TELUS in investigating and remedying the breach and (iv) upon request of TELUS, provide commercially reasonable assistance, including records or information, to enable TELUS to comply with obligations imposed on TELUS by Applicable Laws; and

(r)                                    upon the expiry or termination of this Agreement, or upon request of TELUS, the Supplier shall cease any and all use of Personal Information and shall, at the request of TELUS, either return all Personal Information to TELUS, including any copies, or permanently destroy it using appropriate means, and certify such return/destruction within a timeframe reasonably requested by TELUS.

18.3                        The Supplier agrees that its obligations under this Section 18 -are in addition to, and not in substitution for, any other obligations respecting confidentiality or security that may be contained in this Agreement and that the obligations of the Supplier under this Section 18 -shall survive the termination or expiration of this Agreement or any renewal or extension thereof.

Section 19 - PROPERTY RIGHTS

19.1                        Subject to third party rights, the Supplier will immediately assign and transfer (and will be deemed to assign and transfer) to TELUS, without further consideration, upon their creation, the ownership, including all copyright, patent and other intellectual and proprietary rights (whether registered or unregistered) in and to any and all Work Product. The Supplier waives, and will ensure that its employees, subcontractors and such subcontractors’ employees waive, in writing, their respective moral rights under the Copyright Act (Canada), if any, to any and all of the Work Product. Despite anything to the contrary in this Agreement, all Work Product will at all times be considered TELUS’ Confidential Information.

19.2                        Notwithstanding Section 19.1, the Supplier’s Pre-existing Technology will continue to belong exclusively to the Supplier or its licensors.  In the event that any of the Work Product contains Supplier’s Pre-existing Technology the Supplier hereby grants, subject to any third party restriction identified in a Statement of Work, to TELUS and its Affiliates a non-exclusive, world-wide, fully paid up, irrevocable, transferable, perpetual license to use, copy, maintain, modify, and enhance any of Supplier’s Pre-existing Technology for TELUS’ (including Customers) and its Affiliates’ unrestricted use of the Work Product. This grant of license includes TELUS’ and its Affiliates’ right to grant access to the Supplier’s Pre-existing Technology contained in any Work Product to their Customers and respective Representatives solely for the purpose of providing services to or for Customers or TELUS, but does not permit TELUS or its Affiliates or any third party to extract from the Work Product any such Supplier’s Pre-existing Technology.  For greater certainty, to the extent a Statement of Work specifies that the Deliverables are not intended to benefit TELUS, or any of its Affiliates, beyond the termination or expiry of a Statement of Work, the licensing rights contemplated in this Section 19.2 shall terminate upon the termination or expiry of the Statement of Work.

19.3                        All TELUS Data is and shall remain the sole and exclusive property of TELUS and/or its Customers or TELUS End Users. TELUS shall be entitled to an export of TELUS Data, without charge, upon the request of TELUS and upon termination of this Agreement or a Statement of Work.  The Supplier is provided a license to TELUS Data hereunder for the sole and exclusive purpose of providing the Services, including a license to store, record, transmit, maintain, and display TELUS Data only to the extent necessary in the provisioning of the Deliverables.

19.4                       Unless otherwise expressly permitted in a Statement of Work, the Supplier, its Affiliates and their respective Representatives will not, directly or indirectly, store, transfer, transmit, transport, view, access, disclose, process, handle or otherwise use any TELUS Data outside of Canada.

Section 20 - SECURITY POLICIES AND REGULATIONS

20.1                        The Supplier and its Representatives will, when using, accessing or supporting TELUS’ or Customer’s premises, facilities or systems, comply with all security policies and regulations applicable to such premises, facilities and systems, of which the Supplier is made aware of, including any specified in a Statement of Work.  In the event that any Supplier Representative fails to comply with such policies and regulations, the Supplier will immediately remove such Representative from the provision of Services pursuant to this Agreement. Further, if, in the sole opinion of TELUS, any of the Supplier’s Representatives are deemed to present a security risk to TELUS or Customer, TELUS may immediately terminate such Representative’s access to TELUS’ or Customer’s premises, facilities and/or systems. Notice of such action will be provided to the Supplier as soon as reasonably practicable.

20.2                        Subject to limitations which may apply under Applicable Laws, the Supplier will conduct, at its own expense, security checks for all of the Supplier’s Representatives who are to be provided access to TELUS’ or Customer’s premises, facilities or systems, and will complete and remit to TELUS, at TELUS’ request, a “Consent for Criminal Record Check Verification” for each such individual to TELUS Corporate Security, prior to each such individual commencing the provision of the Deliverables.

20.3                        The Supplier acknowledges that TELUS has implemented information security standards to protect the TELUS Data.  Where the Supplier has access to the TELUS Data, the Supplier acknowledges and agrees to the following:

(a)                                 Without limiting the Supplier’s obligation of confidentiality as further described herein, the Supplier shall be responsible for establishing and maintaining an information security program that is designed to: (i) ensure the security and confidentiality of the TELUS Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the TELUS Data; (iii) protect against unauthorized access to or use of the TELUS Data; (iv) ensure the proper disposal of TELUS Data; and, (v) ensure that all subcontractors of the Supplier, if any, comply with all of the foregoing.  In no case shall the safeguards of the Supplier’s information security program be less stringent than the information security safeguards used by TELUS as provided by TELUS to the Supplier for this purpose.  The information security standards are Confidential Information of TELUS;

(b)                                 TELUS shall have the right to review the Supplier’s information security program including the vulnerability assessment and management program, security roadmap and security features and developments for relevant products prior to the commencement of Services and from time to time during the term of this Agreement.  During the performance of the Services, on an ongoing basis from time to time on reasonable written notice, TELUS, at its own expense, shall be entitled to perform, or to have performed, an on-site audit of the Supplier’s information security program.  In lieu of an on-site audit, upon request by TELUS, the Supplier agrees to complete, within forty-five (45 days) of receipt, an audit questionnaire provided by TELUS regarding the Supplier’s information security program; and

(c)                                  The Supplier shall implement any required safeguards as identified by TELUS or by information security audits.

Section 21 - INTENTIONALLY DELETED

Section 22 - ADDITIONAL PERFORMANCE OBLIGATIONS AND REMEDIES

22.1                        In the event that a Deliverable ordered under a Statement of Work is not delivered by the Launch Date, except where the delay is caused by TELUS or Customer, the Supplier will grant monetary credits to TELUS based on the formula set out in the Statement of Work (if any), as compensation for the loss or damage suffered by TELUS or its Customer due to the Supplier’s failure to deliver by the Launch Date. TELUS may invoice the Supplier for such credited amounts and the Supplier will pay such invoiced amounts within thirty (30) calendar days of receipt of such invoice.

Section 23 - REPORTS AND REVIEWS

23.1                        The Supplier will provide TELUS with reports and attend review meetings as described in a Statement of Work.

Section 24 - INDEMNIFICATION FOR INFRINGEMENT

24.1                        The Supplier will, at its own expense, defend, indemnify and hold harmless TELUS, its Affiliates, the Customer and their respective Representatives against and from all third party Claims of Infringement and all Losses which TELUS, its Affiliates, the Customer or their respective Representatives may incur or suffer arising from, related to, or as a result of any such Claims. The Supplier will be bound by and Supplier will pay the amount of any settlement, compromise, determination or judgment so reached (regardless of whether or not there is an appeal pending) while the Supplier was conducting the defense of such Claims.  TELUS will notify the Supplier in writing within a reasonable time after TELUS first receives written notice of any such Claim.

24.2                        In the event an injunction or order is obtained against TELUS’ use of the Deliverables or any of their elements by reason of a Claim of Infringement, the Supplier will, at its expense and option:

(a)                                 obtain a right to use such items or materials without obligation on the part of the TELUS to the owner of the allegedly infringed intellectual property rights;

(b)                                 modify or replace such items or materials, without materially diminishing the functionality or performance thereof, to become non-infringing at Indemnitor’s sole expense; or

(c)                                 if neither of the foregoing is possible, require that the TELUS discontinue the use of the infringing items or materials and refund to the TELUS all amounts paid to the TELUS to acquire infringing items or materials.

24.3                        The Supplier’s obligation to indemnify TELUS for a Claim of Infringement under Section 24.1 will not apply to the extent that the Claim arose solely as a result of (i) use of the Deliverables by TELUS in combination with any third party products that (A) is not provided or approved by Supplier (including if such use is described, implied or contemplated in the Specifications, Documentation, design or otherwise under this Agreement in which cases such approval will be deemed to have occurred), and (B) does not reasonably constitute an intended or expected combination or use of the Deliverables, (ii) Supplier supplying the Deliverables or designing the Deliverables in accordance with any written design or special instructions provided by TELUS that are required by TELUS to be followed by the Supplier, unless there was another reasonable non-infringing way for the Supplier to comply with such design or instruction, (iii) modification of the Deliverables by TELUS without the Supplier’s authorization, unless such modification would constitute a reasonably intended modification by TELUS or is otherwise provided for in the Specifications or Documentation.

24.4                        The Supplier acknowledges and agrees that TELUS may provide to the Customer, at no additional charge, the same intellectual property indemnity that the Supplier provided to TELUS as part of the purchase price and is as set out in this Section 24 -.

Section 25 - MUTUAL GENERAL INDEMNIFICATION

25.1                        Subject to Section 26, each Party (an “Indemnitor”) will indemnify, defend and hold harmless the other Party and its Affiliates and Representatives, as applicable, (each, an “Indemnitee”) from any and all Losses, arising out of, under, or in connection with any Claim resulting from:

(a)                                 an act or omission of the Indemnitor or its authorized subcontractors in its capacity as an employer of a person and arising out of or relating to: (i) Applicable Laws relating to the employment standards or labour relations of any employees; (ii) Applicable Laws for the protection of persons who are members of a protected class or category of persons, (iii) sexual discrimination or harassment, (iv) work related injury or death, and (v) any other aspect of the employment relationship or its termination (including claims for notice, pay in lieu of notice, severance or for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the Indemnitor, except to the extent an obligation with respect thereto has been assumed in writing by the Indemnitee;

(b)                                 Claims made against the Indemnitee by reason of physical injury or death to any person or physical damage to or loss of tangible property caused by the negligent acts or omissions of the Indemnitor or its authorized subcontractors or otherwise due to the fault of the Indemnitor or its authorized subcontractors, including breach of the Agreement; and

(c)                                  any wilful misconduct or gross negligence of the Indemnitor or its Representatives, or authorized subcontractors.

Section 26 - LIMITATION OF LIABILITY

26.1                        In no event will either Party, its Affiliates or their respective Representatives be liable for any indirect, consequential or special damages, including lost profits, arising out of or related to this Agreement even if such Party has been advised of the possibility of such damages, and regardless of the form of action.

26.2                        The limitations in Section 26.1 and 26.4 do not apply with respect to liability for:

(a)                                 the Supplier’s obligations pursuant to Section 24 -(Indemnification for Infringement) and Section 25.1 (Mutual General Indemnity);

(b)                                 Losses for or related to physical harm to persons (including death) or property caused by the Supplier, its Affiliates or their respective Representatives;

(c)                                  Losses arising from, related to, or as a result of a breach by a Party, its Affiliates or their respective Representatives of Section 16 (Confidential Information); and

(d)                                 Losses to TELUS or its Affiliates arising from, related to, or as a result of a breach by the Supplier, its Affiliates or their respective Representatives of Section 17 (Protection of Personal Information); and

(e)                                  Losses to TELUS or its Affiliates arising from, related to, or as a result of Gross Negligence or willful misconduct by the Supplier, its Affiliates or their respective Representatives.

26.3                        Without limitation, the following shall be direct damages and will not be indirect, consequential or special damages:

(a)                                 costs and expenses of implementing a work-around;

(b)                                 costs and expenses incurred to correct, repair or replace the Deliverables or any part thereof;

(c)                                  costs and expenses incurred to repair or replace any systems, data, information or other property lost, damaged or impaired; and

(d)                                 costs and expenses incurred to procure replacement or corrected Deliverables from an alternate source.

26.4                        Except as expressly contemplated herein, in no event shall Supplier’s maximum aggregate liability under this Agreement, whether in contract, tort (including, without limitation, negligence), for breach of statutory duty or howsoever arising, exceed [***] during [***].

Section 27 - INSURANCE

27.1                        The Supplier will, without limiting its liability under this Agreement or its obligations under Applicable Laws, at its own expense, obtain and maintain in full force and effect prior to the commencement of provision of the Services and throughout the Term of this Agreement, the insurance coverage described in this Section 27 -including coverage for their officers, directors and employees.

(a)                                 Commercial General Liability Insurance with a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, personal injury, death, and property damage, including loss of use, arising out of the operations of the Supplier under this Agreement. Such insurance will include:

(i)                                     Contractual liability, including this Agreement;

(ii)                                  Products and completed operations liability;

(iii)                               Contingent employer’s liability; and

(iv)                              Cross liability or severability of interests clause.

The Commercial General Liability policy shall name TELUS and its directors, officers, employees and agents as additional insureds in respect of the Deliverables under this Agreement and shall be non-contributory and apply only as primary, and not as excess, to any other insurance available to TELUS.

(b)                                 Automobile Liability Insurance with a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, including death, and for property damage arising out of the use of the Supplier’s owned, leased and non-owned vehicles if such vehicles are used in the performance of this Agreement.

(c)                                  Errors & Omissions Liability Insurance with a limit of [***] each claim covering damages arising out of acts, errors, or omissions of the Supplier in connection with performance of this Agreement.

(d)                                 Privacy Liability and Cyber Risk Insurance with a limit of [***] each claim and annual aggregate and insuring against claims for, but not limited to, the theft, loss or unauthorized disclosure of personally identifiable non-public information, the alteration, corruption, destruction, deletion or damage to data, transmission of malicious code or viruses, denial of service, data breach, intellectual property infringement and multimedia and advertising liability in connection with the Deliverables provided under this Agreement. Such insurance shall include coverage for notification costs and credit monitoring services.

(e)                                  Workers’ Compensation Insurance in compliance with the laws and other statutory obligations imposed by the jurisdiction in which the Deliverables are being provided, whether federal, provincial, or state pertaining to the compensation of injured employees assigned to the Deliverables including voluntary compensation.

(f)                                   Employer’s Liability Insurance with a limit of [***] per occurrence when any portion of the Deliverables are provided outside of Canada.

(g)                                  Any other insurance required by Applicable Laws or that a prudent Supplier would obtain and maintain given the nature of Deliverables provided under this Agreement or that TELUS may reasonably request Supplier to obtain and maintain.

27.2                        All insurance policies required pursuant to this Section 27 -will be in accordance with the following requirements:

(a)                                 Insurance policies will contain a provision obligating the insurer to give TELUS [***] advance written notice of policy cancellation;

(b)                                 Insurance shall be placed with insurers having an AM Best rating of [***] or better, or the equivalent, and which are licensed to provide insurance coverage in the jurisdictions in which the Deliverables will be conducted; and

(c)                                  The products and completed operations endorsements required by paragraph 27.1(a), the Errors and Omissions Liability Insurance required by paragraph 27.1(c), and the Privacy Liability and Cyber Risk Insurance required by paragraph 27.1(d) shall be maintained on a continuous basis for [***] subsequent to the termination of this Agreement.

27.3                        Any self-insured retention, deductibles, and exclusions in coverage in the policies required under this Section 27 -will be assumed by, for the account of, and at the sole risk of the Supplier and, to the extent applicable, will be paid by the Supplier.

27.4                        The Supplier will deliver to TELUS up-to-date insurance certificates evidencing such required coverage before the commencement of provision of the Deliverables, within [***] of the renewal of any such policy, and otherwise from time to time as is reasonably required by TELUS, provided that TELUS has no obligation to examine such certificates or to advise the Supplier in the event its insurance is not in compliance with this Section 27 -

27.5                        The Supplier will cause any subcontractors or sub-consultants of the Supplier to obtain and maintain the insurance coverage described in this Section 27 -including coverage for their respective officers, directors and employees.

27.6                        Neither the providing of insurance by Supplier in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurance company to pay any Claim accruing shall be held to waive any of the provisions of this Agreement with respect to the liability of Supplier or otherwise. The presence or absence of such insurance coverage as contemplated by this Agreement does not in any way decrease the Supplier’s liability owed to TELUS.

Section 28 - TERMINATION

28.1                        TELUS may at any time, for any reason, terminate this Agreement or any or all Statements of Work upon thirty (30) calendar days prior written notice to the Supplier. During such thirty (30) day period, the Supplier will wind down provision of the applicable Services in the manner specified by TELUS, acting reasonably. In the event of any such termination, TELUS will pay to the Supplier, subject to the provisions in this Agreement relating to payment, the amounts due to the Supplier for Services satisfactorily performed up to the effective date of termination and Termination Charges (if any specified in a Statement of Work, provided that payment of such amounts will constitute TELUS’ entire liability and the Supplier’s sole remedy for such termination.

28.2                        TELUS may terminate this Agreement or any or all Statements of Work, effective as of the date the Supplier receives written notice of termination from TELUS:

(a)                                 if the Supplier or its Representatives breaches any material provision of this Agreement, unless the Supplier remedies the breach within fifteen (15) Business Days of receiving written notice of such breach from TELUS;

(b)                                 if TELUS property is misused, damaged or destroyed by the Supplier or its Representatives or if TELUS deems TELUS’ property to be in danger of misuse, damage or destruction, unless the Supplier remedies the danger of or the actual misuse, damage or destruction within two (2) Business Days of receipt of written notice from TELUS of the danger of or the actual misuse, damage or destruction; or

(c)                                  if the Supplier breaches Section 27 -of this Agreement (Insurance), unless the Supplier remedies the breach within forty-eight (48) hours of receiving written notice of such breach from TELUS.

28.3                        In the event of any of the following events of default by or in respect of the Supplier, the Supplier will be deemed to have granted, effective as of the Business Day immediately prior to the occurrence of such event of default, an option to TELUS to terminate this Agreement:

(a)                                 the Supplier becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or takes the benefit of any law in force for insolvent persons;

(b)                                 the Supplier ceases to carry on business as a going concern;

(c)                                  a receiver or manager is appointed for the business of the Supplier; or

(d)                                 the Supplier takes the benefit of any law in force for the winding up or liquidation of corporations or other entities.

TELUS will have the right, during the thirty (30) calendar day period following the date upon which TELUS receives actual notice of the event of default giving rise to the option, to exercise the option and to elect to terminate this Agreement by giving written notice to the Supplier that it is exercising the option.

28.4                        The Supplier may terminate this Agreement, effective as of the date TELUS receives written notice of termination from the Supplier:

(a)                                 if TELUS fails to pay undisputed material amounts owing to the Supplier pursuant to Section 11 -hereof, unless TELUS pays such undisputed amounts within fifteen (15) Business Days of receiving written notice of such non-payment from the Supplier;

(b)                                 if TELUS materially breaches Section 17 -of this Agreement (Confidential Information) or materially infringes the Supplier’s intellectual property rights in the Supplier’s Pre-existing

Technology, unless TELUS remedies the breach or infringement within thirty (30) calendar days of receiving written notice of such breach or infringement from the Supplier;

(c)                                  if TELUS becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or takes the benefit of any law in force for insolvent persons;

(d)                                 if TELUS ceases to carry on business as a going concern;

(e)                                  if a receiver or manager is appointed for the business of TELUS; or

(f)                                   if TELUS takes the benefit of any law in force for the winding up or liquidation of corporations or other entities.

28.5                        Termination of this Agreement by a Party will not deprive such Party of any of its rights, remedies or actions against the other Party, at law or in equity.

28.6                        Upon any termination of this Agreement all Statements of Work in effect will also terminate.

Section 29 - EFFECT OF TERMINATION OR EXPIRATION

29.1                        Upon expiration or earlier termination of this Agreement or a Statement of Work each Party shall, subject to Section 29.5:

(a)                                  promptly return to the other party, or certify the destruction of any of the following of the other party held in connection with the performance of this Agreement or the Deliverables:

i.                         all Confidential Information and Personal Information; and,

ii.                      any other data, programs, and materials; and,

(b)                                  return to the other party, or permit the other party to remove, any properties of the other party then situated on such party’s premises.

In the case of TELUS Data, the Supplier shall, immediately upon termination of this Agreement or a Statement of Work, provide TELUS with a final export of the TELUS Data and shall certify the destruction of any TELUS Data within the possession of the Supplier.  The parties agree to work in good faith to execute the foregoing in a timely and efficient manner. This Section shall survive the termination of this Agreement.

29.2                        Upon expiry or termination of this Agreement, Supplier will promptly deliver to TELUS and delete, and provide, at TELUS’ request, certification by an officer of Supplier of such deletion, all at the Supplier’s own expense, all TELUS End User Data, information and materials in its possession or control.

29.3                        Upon expiry or termination of any Statement of Work, TELUS will deliver to the Supplier, at TELUS’ own expense, all information and materials in its possession or control relating to such a Statement of Work that are the property of the Supplier.

29.4                        Provided that this Agreement or the Statement of Work has not been terminated by the Supplier due to TELUS’ failure to pay any undisputed amount due to the Supplier, the Supplier will upon TELUS’ request provide to TELUS and/or to the supplier selected by TELUS (such supplier shall be known as the “Successor Supplier”) assistance reasonably requested by TELUS in order to effect the orderly transition of the applicable Deliverables, in whole or in part, to TELUS or to the Successor Supplier (such assistance shall be known as the “Termination Assistance Services”) during the one hundred and twenty (120) calendar day period prior to, and/or following, the expiration or termination of this Agreement or a Statement of Work, in whole or in part.  Provided that the Supplier and TELUS agree as to price (where applicable) and scope of the Supplier’s provisioning of Termination Assistance Services, such Termination Assistance Services may include:

(a)                                 developing a plan for the orderly transition of the terminated or expired Services from the Supplier to TELUS or the Successor Supplier;

(b)                                 providing reasonable training to TELUS staff or the Successor Supplier in the performance of the Deliverables then being performed by the Supplier;

(c)                                  using commercially reasonable efforts to assist TELUS in acquiring any necessary rights to legally and physically access and use any third-party technologies and documentation then being used by the Supplier in connection with the Deliverables;

(d)                                 using commercially reasonable efforts to make available to TELUS, pursuant to mutually agreeable terms and conditions, any third-party services then being used by the Supplier in connection with the Deliverables; and

(e)                                  such other activities upon which the Parties may agree.

TELUS shall be responsible for all costs and expenses associated with the Termination Assistance Services, except in the event that Termination Assistance Services are required because TELUS terminates this Agreement for the Supplier’s breach in which case the Supplier shall be responsible for the costs associated with providing the Termination Assistance Services.

29.5                        Supplier acknowledges that TELUS will have obligations to provide the Deliverables to Customers and Supplier hereby agrees, that upon expiry or termination of this Agreement: (a) TELUS shall not be permitted to provide the Deliverables to new Customers arising after the effective date of expiration or termination of this Agreement, and (b) TELUS shall have the right to continue to provide the Deliverables to then existing Customers upon the applicable terms and conditions of this Agreement for the duration of the unexpired term of the agreement with such Customer, including any renewal thereof by the Customer.

Section 30 - NOTICES

30.1                        Any notice or other communication required or permitted to be delivered pursuant to this Agreement must be in writing and delivered by hand delivery, facsimile or pre-paid registered mail. Such notice or communication will be deemed to have been given (or received by the other Party) on the date when hand delivered or sent by confirmed facsimile transmission (if delivered or sent during the recipient’s regular business hours on a Business Day, and otherwise on the next Business Day), or three (3) Business Days after being sent by pre-paid registered mail to the other Party, at its address below:

(a)                                 Notices to TELUS:

TELUS COMMUNICATIONS INC.

Address: 510 W Georgia Street, Vancouver, BC, V6B 0M3, Canada

E-mail Address: paul.fontaine@telus.com

Attention: Paul Fontaine

TELUS COMMUNICATIONS INC.

Address: 25 York Street, Toronto, ON, M5J 2V5, Canada

E-mail Address: ayushman.sen@telus.com

Attention: Ayushman Sen

Notices to the Supplier:

TELUS INTERNATIONAL (CDA) INC

Address: 7th Floor — 510 West Georgia Street,

Vancouver, BC

V6B 0M3

Email Address: michel.belec@telus.com

Attention:  Chief Legal Officer

Either Party may from time to time change such address by written notice to the other Party delivered in accordance with this Section.

Section 31 - MISCELLANEOUS

31.1                        Amendments.  This Agreement may not be amended or modified except by written instrument signed by the Parties.

31.2                        Assignment.  Neither Party may assign this Agreement or any of its rights, benefits, warranties or obligations hereunder, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld, and any attempt to assign this Agreement, in whole or in part, without such prior written consent is void.  Notwithstanding the foregoing, either party may at any time assign this Agreement and its rights, benefits, warranties and obligations hereunder, in whole or in part, to an Affiliate, or to any other entity that acquires all or substantially all of such party’s assets, without the other party’s consent.

31.3                        Audit.  No more than once per twelve (12) month period during the term of this Agreement, and for a period of three (3) years thereafter, and upon a twenty (20) day prior written notice, TELUS shall have the right to examine, at its own expense, through its own in-house personnel, or other designees, or independent third party,  the Supplier’s Accounting Records, systems, reports and related data, and logs relating to the Deliverables (together, “Audit Records”) at any time during Supplier’s normal business hours, in a manner that reasonably tries to minimize inconvenience and disruption to the business operations of Supplier. Any information the TELUS receives or has access to during the course of the audit shall be and remain the Confidential Information of Supplier, and shall not be used by the TELUS for any purpose other than in relation to the Agreement or the Services, and shall not be disclosed by TELUS to any person, except with the prior written consent of Supplier or except where required by law. Without prejudice to the foregoing, the audit rights granted under this Agreement will not entitle the TELUS to have access to (i) information of other customers of Supplier or of any third party unrelated to the Deliverables provided under this Agreement; (ii) information concerning Supplier’s costs of providing the Services or any internal charges (other than any expenses passed through to the TELUS); (iii) information pertaining to Supplier’s procurement practices, profit and loss information; (iv) legally privileged information; (v) personal information about Supplier’ employees; (vi) copies of Supplier’s internal controls and security audits that do not expressly deal with the Deliverables, whether performed by Supplier or its external auditors; (vii) any data or information that is subject to non-disclosure obligations with third parties or imposed by applicable law; and/or (viii) any other information whatsoever which does not specifically and directly pertain to the provision of the Deliverables. TELUS will bear the cost associated with such audit unless the audit reveals that TELUS has been overcharged by more than seven (7%) percent by the Supplier in which case the Supplier will bear such cost.  The Supplier will promptly refund to TELUS any overpayment disclosed by the audit and TELUS will promptly pay the Supplier the amount of any underpayment disclosed by the audit. Performance of any audit by TELUS or its auditors will not release the Supplier from any of its obligations under this Agreement.

31.4                        Counterparts.  This Agreement may be signed in counterparts and delivered by facsimile or e-mailed PDF file.  Each such counterpart will constitute an original document and the counterparts, taken together, will constitute one and the same instrument.

31.5                        Cumulative Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not alternative, except as otherwise expressly specified in this Agreement.

31.6                        Currency.  All references in this Agreement to dollars will be to Canadian dollars unless otherwise indicated in this Agreement (including a Statement of Work or Service Schedule).

31.7                        Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the Deliverables, and supersedes all prior agreements, understandings, negotiations, representations and discussions whether oral or in writing pertaining to the Deliverables.

31.8                        Enurement.  This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

31.9                        Force Majeure.   Delays in or failure of performance by either Party under this Agreement will not constitute a default or give rise to any claim for damages if and to the extent caused by a Force Majeure event. A Party seeking relief from its obligations under this Agreement based on a Force Majeure event must promptly give notice of such event to the other Party. In the event that the Supplier claims a Force Majeure event, TELUS may, in its sole discretion:

(a)                                 terminate the Agreement or one or more affected Statements of Work if the Force Majeure event continues for more than thirty (30) calendar days;

(b)                                 authorize the Supplier to complete the performance of the Deliverables with such adjustments as are required by the existence of the Force Majeure event and are agreed upon by both Parties; or

(c)                                  suspend all Services to be provided pursuant to this Agreement or to one or more affected Statements of Work for the duration of the Force Majeure event.  Upon resolution of the Force Majeure event, TELUS will advise the Supplier, in writing, that work can be resumed and the Supplier will use commercially reasonable efforts to promptly resume the work.  Any adjustments to be made to the work schedules due to the suspension of Services will be agreed upon by both Parties.

31.10                 Further Assurances.  Each Party will from time to time and at all times do such further acts and execute and deliver such further documents as may be reasonably required in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

31.11                 Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.  Venue will be in Vancouver, British Columbia. The Parties specifically exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

31.12                 Legal Fees. In any suit or proceeding relating to this Agreement the prevailing party will have the right to recover from the other costs and reasonable fees and expenses of lawyers, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, provision is intended to be severable from the other provisions of this Agreement, and shall survive expiration or termination and shall not be merged into any such judgment.

31.13                 Headings.  The headings contained in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

31.14                 Inconsistencies. In the event of any inconsistencies or conflicts between the terms of the main body of this Agreement and the terms of any schedules, appendices, Statements of Work, or of any other documents attached to and forming part of this Agreement, the terms of the main body of this Agreement will prevail, unless otherwise specifically stated in the main body of this Agreement.

31.15                 Interpretation.  In this Agreement:

(a)                                 the words including and includes are not intended to be limiting and will mean “including without limitation” or “includes without limitation” as the case may be;

(b)                                 wherever in this Agreement the context so requires, the singular number will include the plural number and vice versa;

(c)                                  any rule of construction to the effect that ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement; and

(d)                                 any references to a statute will be deemed to be a reference to such statute and to the regulations made pursuant to it, with all amendments made to such statute and regulations and in effect from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding such statute or regulations.

31.16                 Language. The Parties acknowledge that they have expressly required that this Agreement and all related documents be drafted in the English language. Les parties reconnaissent avoir expressément exigé que le présent convention et tous les documents connexes soient rédigés en langue anglaise.

31.17                 Notice of Non-Compliance. Without limiting any other obligation of the Supplier or any right or remedy of TELUS under this Agreement, the Supplier will notify TELUS in writing as soon as possible upon becoming aware of any material potential or actual material non-compliance by the Supplier of its obligations under this Agreement, including any potential or actual failure to meet milestones.

31.18                 Publicity.  Neither Party will at any time use the name, trade-marks or trade names of the other Party or its Affiliates in any advertising or publicity without the other Party’s prior written consent.

31.19                 Non Solicitation.  Each party agrees that, during the period beginning on the Effective Date and ending six (6) months after the expiration or earlier termination of this Agreement, it will not (without the prior written consent of the other party) employ or engage any Representative of the other party (excluding subcontractors) that has been materially involved in the activities contemplated by this. Notwithstanding the foregoing, neither party shall be in breach of the foregoing if it employs or engages a Representative of the other party as a result of a solicitation of a general nature, such as advertising in a newspaper, web or other mass media advertising.

31.20                 Relationship.  Each Party is an independent contractor and this Agreement does not create or imply any agency, partnership, or other joint relationship between the Parties, and does not authorize either Party to bind or obligate the other in any way.

31.21                 Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, in any circumstance, the remainder of this Agreement, and the application of such provision in any other circumstances, will not be affected.

31.22                 Survival.  Any provisions of this Agreement which expressly or by their nature are intended to survive termination of this Agreement, including the sections titled Definitions; Representations, Warranties and Covenants; Confidential Information; Protection of Personal Information; Indemnification for Infringement; Liability and Indemnification for Negligence, Misconduct and Breach; Limitation of Liability; Termination; Effect of Termination; Notices; and Miscellaneous will continue in full force and effect subsequent to and notwithstanding such termination, until such provisions are satisfied or by their nature expire.

31.23                 Waiver.  No waiver will be deemed to have been made unless expressed in writing and signed by the Party against which such waiver is to be asserted. No delay or omission on the part of any Party in exercising any right or privilege under this Agreement will operate as a waiver thereof. A waiver of any provision of this Agreement will not be deemed to waive the same provision thereafter, or any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the dates specified below.

TELUS INTERNATIONAL (CDA) INC.		TELUS COMMUNICATIONS INC.

Per:		Per:
	Authorized Signature		Authorized Signature

	Name (print or type)		Name (print or type)

	Title		Title

	Date		Date

Agreement# MA-2018-0574

SCHEDULE “A” - STATEMENT OF WORK

TO AGREEMENT # MA-2018-0574

APPENDIX “B1” TO SCHEDULE “A”

CHANGE ORDER FORM

APPENDIX “B2” TO SCHEDULE “A”

TELUS ACCEPTANCE FORM

SERVICES/DELIVERABLES/INTERIM MILESTONES

SCHEDULE “B” - HOLIDAY SCHEDULE

TO AGREEMENT # MA-2018-0574

SCHEDULE “C” — RATE CARD

TO AGREEMENT # MA-2018-0574

SCHEDULE “D” — TAX INFORMATION

TO AGREEMENT # MA-2018-0574

SCHEDULE “E” — OMITTED INTENTIONALLY

SCHEDULE “F” — SERVICE SCHEDULE

TO AGREEMENT # MA-2018-0574